EXHIBIT 99.2

Consolidated Statements of Income (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2004	2003	2004	2003
Interest income
Loans, including fees	$2,427	$2,246	$4,863	$4,593
Federal funds sold and other	16	23	20	60
Securities available for sale	259	264	544	490

Total interest income	2,702	2,533	5,427	5,143

Interest expense
Deposits	339	339	662	724
Federal funds purchased	3	5	6	13
Advances from Federal Home Loan Bank	134	148	281	281
Junior subordinated debt	68	61	127	122

Total interest expense	544	553	1,076	1,140

Net interest income	2,158	1,980	4,351	4,003
Provision for loan losses	80	35	140	38

Net interest income after provision for loan losses	2,078	1,945	4,211	3,965

Noninterest income
Service charges on deposit accounts	231	211	460	414
Net merchant credit card processing	36	36	81	78
Gain on sale of available-for-sale securities	0	62	15	62
Other noninterest income	155	172	316	339

Total noninterest income	422	481	872	893

Noninterest expense
Salaries and employee benefits	1,036	1,012	2,088	2,030
Occupancy and equipment	338	318	670	618
Other real estate owned expense	0	0	0	0
Other noninterest expense	705	761	1,479	1,432

Total noninterest expense	2,079	2,091	4,237	4,080

Income before income tax expense	421	335	846	778
Income tax expense	141	112	280	257

Net income	$280	$223	$566	$521

Basic earnings per share of common stock	$0.23	$0.19	$0.47	$0.44
Diluted earnings per share of common stock	$0.23	$0.19	$0.47	$0.44